Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) would be competitively harmful if publicly disclosed.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT (“Agreement”) is made and entered into this 7th day of July, 2021 (the “Effective Date”), by and between [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 (“Agent”). Seller is selling the Work on behalf of the sole legal and beneficial owner (“Owner”) of the work of art described in the invoice (“Invoice”) attached hereto as Exhibit A and incorporated herein by this reference (the “Work”), and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its Gallery Segregated Portfolio (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of the Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million One Hundred Thousand United States Dollars (US$1,100,000) (the “Purchase Price”). The full Purchase Price shall be paid within ten (10) business days of execution of this Agreement. Agent shall transmit payment to Seller by wire transfer in accordance with the wire instructions listed in the Invoice, which shall be verbally confirmed by Alannah Bulger on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller. Time is of the essence with respect to Agent’s payment of the Purchase Price to Seller. In the event that Agent fails to make full payment of the Purchase Price within 10 business days of the Effective Date, Seller, in its discretion, may terminate this Agreement without penalty, after it has given written notice to the Agent and the Agent has not made payment within two (2) business days of receipt of such notice.

3. REPRESENTATIONS AND WARRANTIES

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer as of the Effective Date and the Closing Date (as defined in Section 8 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has knowledge of any facts or circumstances likely to give rise to any Claims.

Art Purchase Agreement

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in the Invoice. Seller has provided Agent with all material information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity of the Work from the Fondation Chu Teh-Chun (“Certificate of Authenticity”)

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer immediately prior to shipment of the Work from Hong Kong in the same condition reflected in the condition report (“Condition Report”) attached hereto as Exhibit C. Seller shall arrange for the pre-shipment condition report to be prepared by the fine art shippers, and if the condition of the work is not in the same condition as set forth in the Condition Report, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the Purchase Price.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.1.9       Neither Seller nor Owner makes any representation or warranty, express or implied, apart from those expressly stated in this Section 3.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer and or Buyer’s affiliates. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer and or Buyer’s affiliates. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. REPRESENTATIONS AND WARRANTIES OF AGENT AND BUYER

4.1. To induce Seller to enter into this Agreement, and acknowledging that Seller and Owner are relying on each and all of the following representations and warranties, Agent, on behalf of itself and Buyer, represents and warrants to Seller and Owner on the Effective Date and on the Closing Date (as defined in Section 8 below) that:

4.1.1. Agent, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to perform its obligations under this Agreement and to complete the transaction contemplated by this Agreement.

4.1.2. Agent is a business entity validly established under the laws of the State of Delaware and is fully authorized to conduct business.

4.1.3 No funds used by Agent or Buyer in this transaction are in any way related to or a result of any criminal activities and meet any requirements of the U.S. Patriot Act.

4.1.4 Neither Seller nor Owner makes any representation or warranty apart from those expressly stated in this Section 3.

Art Purchase Agreement

4.2. Agent and Buyer do hereby agree to indemnify, defend and hold Seller and Owner free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Seller or Owner as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Seller or Owner arising by reason of, or in connection with, the breach by Agent of any provision of this Agreement.

5. STORAGE AND CARE OF THE WORK.

5.1. The Work is currently stored at [***]. Seller shall not relocate the Work without Agent’s prior written approval.

5.2. Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until shipment of the Work from Hong Kong. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

6. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller and Owner to Buyer following both (i) shipment of the Work from Hong Kong and (ii) payment by Buyer of the full Purchase Price.

7. TITLE. Title to the Work shall not pass until Seller has received the full Purchase Price. On the Closing Date, subject only to Agent’s payment of the full Purchase Price in accordance with this Agreement, Seller shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale.

8. CLOSING. The “Closing Date” shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, subject only to Agent’s payment of the full Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, and if it has not done so already, a Certificate of Authenticity. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly through an affiliate, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

9. DELIVERY AND EXPENSES.

9.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”).

9.2. Seller shall be responsible for arranging and paying for all costs and expenses associated with the pre-shipment condition inspection, packing and shipping the Work from [***] to the Delivery Location. Upon shipment of the Work from Hong Kong, Agent shall assume all risk of loss and Seller shall not be liable for any loss of or damage to the Work.

10. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

Art Purchase Agreement

11. INSPECTION. On June 11, 2021, agent for the Buyer inspected the Work (the “Inspection”) at [***], and prepared the Condition Report attached hereto as Exhibit C. When the Work is about to be shipped from Hong Kong, Seller shall arrange for a pre-shipment condition report at the Seller’s expense to confirm the condition of the Work matches the condition reflected in the Condition Report.

12. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Closing Date and until the Work is shipped from Hong Kong. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer’s security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code.

13. TERMINATION WITH CAUSE. In the event of (i) a material breach of this Agreement by Seller or Owner, (ii) the falsity or material inaccuracy of any of Seller’s or Owner’s representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Seller shall within thirty (30) days of its receipt of written notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Agreement.

14. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. Agent agrees that Owner is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Neither party may assign this Agreement without the prior written consent of the other party. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed by PDF or facsimile, provided that the parties sign the same document.

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Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

Art Purchase Agreement

EXHIBIT A

Invoice

Art Purchase Agreement

EXHIBIT B

Art Purchase Agreement

EXHIBIT C

CONDITION REPORT